ORBITAL CORPORATION LIMITED ABN 32 009 344 058	4 Whipple Street, Balcatta WA 6021 Telephone: +61 8 9441 2311 Facsimile: +61 8 9441 2133 www.orbitalcorp.com.au
ASX Code: OEC
NEWS RELEASE January 7, 2015

ORBITAL CORPORATION LIMITED TO FILE FORM 15F TO DEREGISTER IN THE UNITED STATES UNDER THE SECURITIES EXCHANGE ACT OF 1934

Balcatta, Western Australia – Orbital Corporation Limited (ASX: OEC) (“Orbital”) announces today that it has filed a Form 15F with the United States Securities and Exchange Commission (the “SEC”) with the intention of terminating its reporting obligations under Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934, as amended.

Orbital expects that the termination of its duty to file reports will become effective 90 days after the filing of Form 15F with the SEC. However, as a result of this filing, Orbital’s reporting obligations with the SEC, including its obligations to file annual reports on Form 20−F and reports on Form 6−K, will immediately be suspended.

Orbital’s ordinary shares will continue to be listed and trade on the Australian Stock Exchange under the symbol “OEC.”  Orbital’s annual report, financial statements and periodic press releases will also continue to be available on Orbital’s website at http://www.orbitalcorp.com.au.

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CONTACTS

Mr. Terry Stinson

Chief Executive Officer

Mr. Ian Veitch

Chief Financial Officer

Tel: +61 8 9441 2311

About Orbital

Orbital is an international developer of innovative technical solutions for a cleaner world. Orbital provides innovation, design, product development and operational improvement services to the world’s producers, suppliers, regulators and end users of engines and engine management systems for application in small unmanned aerial systems, motorcycles, marine and recreational vehicles, automobiles and trucks. Orbital's principal operations in Perth, Western Australia, provide a world class facility with capabilities in design, manufacturing, development and testing of engines and engine management systems. Headquartered in Perth, Western Australia, Orbital stock is traded on the Australian Stock Exchange (OEC).

Forward-Looking Statements

This news release includes forward-looking statements that involve risks and uncertainties. These forward-looking statements are based upon management's expectations and beliefs concerning future events, including Orbital’s intention to terminate its reporting obligations under Section 13(a) and Section 15(d) of the Exchange Act. These statements can be identified by the use of words like “anticipate,” “believe,” “ intend,” “estimate,” “expect,” “may,” “plan,” “project,” “will,” “should,” “seek” and similar words or expressions containing same. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements. Orbital makes no undertaking to subsequently update or revise the forward-looking statements made in this release to reflect events or circumstances after the date of this news release.

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